Exhibit 99.1

O S H K O S H  C O R P O R A T I O N

For more information, contact:

Financial:	Patrick Davidson
Senior Vice President, Investor Relations
920.502.3266

Media:	Bryan Brandt
Senior Vice President, Chief Marketing Officer
920.502.3670

Oshkosh Corporation Reports Fiscal 2021 Third Quarter Results

Updates Fiscal 2021 Sales and Earnings Expectations

Declares Quarterly Cash Dividend of $0.33 per share

OSHKOSH, Wis. (July 29, 2021) – Oshkosh Corporation (NYSE: OSK), a leading innovator of mission-critical vehicles and essential equipment, today reported fiscal 2021 third quarter net income of $213.9 million, or $3.07 per diluted share, compared to $80.2 million, or $1.17 per diluted share, in the third quarter of fiscal 2020. Results for the third quarter of fiscal 2021 included a $69.9 million tax benefit associated with the carryback of a U.S. net operating loss to prior years with higher federal statutory rates and an after-tax charge of $1.4 million associated with restructuring actions in the Access Equipment segment. Results for the third quarter of fiscal 2020 included after-tax charges of $8.4 million associated with restructuring actions. Excluding these items, adjusted1 net income was $145.4 million, or $2.09 per diluted share, and $88.6 million, or $1.29 per diluted share, for the third quarter of fiscal 2021 and 2020, respectively. Comparisons in this news release are to the corresponding period of the prior year, unless otherwise noted.

Consolidated net sales in the third quarter of fiscal 2021 increased 39.7 percent to $2.21 billion as a result of higher sales in all segments. Sales in the Access Equipment and Commercial segments were impacted in the third quarter of fiscal 2020 due to low demand in the midst of the COVID-19 pandemic.

[1]

This news release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly-titled measures disclosed by other companies. A reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this news release.

Oshkosh Corporation Reports Results for Fiscal 2021 Third Quarter

July 29, 2021

Consolidated operating income in the third quarter of fiscal 2021 increased 71.8 percent to $203.8 million, or 9.2 percent of sales, compared to $118.6 million, or 7.5 percent of sales, in the third quarter of fiscal 2020. The increase was primarily due to the impact of higher consolidated sales volume, favorable absorption as a result of higher production levels and lower restructuring-related costs, offset in part by higher incentive compensation costs, higher material costs and the return of spending related to temporary cost reductions in the prior year. Excluding $1.3 million of pre-tax charges related to restructuring actions, adjusted1 operating income in the third quarter of fiscal 2021 was $205.1 million, or 9.3 percent of sales. Excluding $10.2 million of pre-tax restructuring charges, adjusted1 operating income in the third quarter of fiscal 2020 was $128.8 million, or 8.1 percent of sales.

“I’m proud of the focus shown by Oshkosh team members who persevered through a challenging supply chain environment to deliver solid sales and adjusted earnings per share of $2.09 during the third fiscal quarter,” stated John C. Pfeifer, Oshkosh Corporation president and chief executive officer. “It’s no secret that global supply chain disruption and access to labor are presenting a challenge to industries around the globe, and our people have executed effectively to deliver strong results.

“We made several positive announcements during the quarter, including North America’s first electric fire truck, our Pierce Volterra pumper, which is currently supporting regular daily calls in Madison, Wisconsin. We were also selected as the winner of the U.S. Army’s competition for the Medium Caliber Weapons System for integration onto Stryker vehicles used by Army Brigade Combat Teams, which is an exciting business opportunity for our Defense segment as it expands into important adjacencies. Late in June, we announced Spartanburg, South Carolina as the site where we will build the revolutionary Next Generation Delivery Vehicle (NGDV), which will be used by the U. S. Postal Service. The NGDV is a 10-year, multi-billion-dollar contract that calls for quantities between 50,000 and 165,000 vehicles with the first production units planned in calendar 2023.

“We are increasing our fiscal 2021 GAAP earnings per share expectations to a range of $7.15 to $7.30 as a result of the tax benefit recognized in the third quarter offset in part by ongoing supply chain-related challenges. The ongoing supply chain-related challenges have also caused us to update our adjusted earnings per share expectations for fiscal 2021 to a range of $6.35 to $6.50 compared with the previous adjusted earnings per share range of $6.35 to $6.85. Demand is strong across the markets where we compete, and we remain confident in the outlook for these markets. In particular, we are pleased with growing demand for access equipment, which we believe will remain strong for the foreseeable future,” said Pfeifer.

Factors affecting third quarter results for the Company’s segments included:

Access Equipment - Access Equipment segment sales in the third quarter of fiscal 2021 increased 89.4 percent to $924.3 million due to improved market demand, led by North America. The third quarter of fiscal 2020 was impacted by low market demand, due in large part to the global economic downturn as a result of the COVID-19 pandemic.

Access Equipment segment operating income in the third quarter of fiscal 2021 increased 237.3 percent to $113.0 million, or 12.2 percent of sales, compared to $33.5 million, or 6.9 percent of sales, in the third quarter of fiscal 2020. The increase in operating income was primarily due to the impact of higher sales volume and lower restructuring-related costs, offset in part by higher incentive compensation costs, higher material costs and adverse mix. Excluding $1.3 million of pre-tax charges related to restructuring actions, adjusted1 operating income in the third quarter of fiscal 2021 was

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Oshkosh Corporation Reports Results for Fiscal 2021 Third Quarter

July 29, 2021

$114.3 million, or 12.4 percent of sales. Excluding $7.6 million of pre-tax restructuring charges, adjusted1 operating income in the third quarter of fiscal 2020 was $41.1 million, or 8.4 percent of sales.

Defense - Defense segment sales for the third quarter of fiscal 2021 increased 26.6 percent to $710.4 million due to higher Joint Light Tactical Vehicle program volume and sales related to the Pratt Miller acquisition.

Defense segment operating income in the third quarter of fiscal 2021 increased 44.4 percent to $59.8 million, or 8.4 percent of sales, compared to $41.4 million, or 7.4 percent of sales, in the third quarter of fiscal 2020. The increase in operating income was due to the impact of higher sales volume and lower new product development spending, offset in part by higher warranty costs.

Fire & Emergency - Fire & Emergency segment sales for the third quarter of fiscal 2021 increased 1.0 percent to $302.5 million as higher domestic fire truck deliveries were offset in part by lower international Aircraft Rescue and Firefighting vehicle volume. Fire truck deliveries in the third quarter of fiscal 2020 were negatively impacted by workforce availability constraints resulting from the COVID-19 pandemic.

Fire & Emergency segment operating income in the third quarter of fiscal 2021 decreased 3.7 percent to $44.5 million, or 14.7 percent of sales, compared to $46.2 million, or 15.4 percent of sales, in the third quarter of fiscal 2020. The decrease in operating income was largely due to higher incentive compensation costs, offset in part by favorable product mix and the absence of restructuring charges. Excluding $1.1 million of pre-tax restructuring charges, adjusted1 operating income in the third quarter of fiscal 2020 was $47.3 million, or 15.8 percent of sales.

Commercial - Commercial segment sales for the third quarter of fiscal 2021 increased 12.3 percent to $278.1 million due to higher refuse collection vehicle demand, offset in part by the impact of the sale of the concrete batch plant business in the fourth quarter of fiscal 2020. Concrete batch plant sales were $15.6 million in the third quarter of fiscal 2020. The third quarter of fiscal 2020 was impacted by low market demand, due in large part to the global economic downturn as a result of the COVID-19 pandemic.

Commercial segment operating income in the third quarter of fiscal 2021 increased 24.4 percent to $29.6 million, or 10.6 percent of sales, compared to $23.8 million, or 9.6 percent of sales, in the third quarter of fiscal 2020. The increase in operating income was primarily due to the impact of higher sales volume, favorable product mix and the absence of restructuring charges, offset in part by unfavorable price/cost dynamics. Excluding $1.5 million of pre-tax restructuring charges, adjusted1 operating income in the third quarter of fiscal 2020 was $25.3 million, or 10.2 percent of sales.

Corporate - Corporate operating costs in the third quarter of fiscal 2021 increased $16.8 million to $43.1 million primarily due to higher incentive compensation costs and the return of spending related to temporary cost reductions in the prior year.

Interest Expense Net of Interest Income - Interest expense net of interest income was $11.7 million in the third quarter of both fiscal 2021 and 2020.

Provision for Income Taxes - The Company recorded an income tax benefit of $21.9 million in the third quarter of fiscal 2021, including the $69.9 million tax benefit associated with the carryback of the U.S. net operating loss to previous tax years. Excluding the carryback benefit and the tax impact of

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Oshkosh Corporation Reports Results for Fiscal 2021 Third Quarter

July 29, 2021

restructuring costs of $0.1 million, adjusted1 income tax expense in the third quarter of fiscal 2021 was $47.9 million, or 24.7 percent of adjusted1 pre-tax income. The Company recorded income tax expense in the third quarter of fiscal 2020 of $28.0 million, or 25.8 percent of pre-tax income. Excluding the tax impact of restructuring costs of $1.8 million, adjusted1 income tax expense in the third quarter of fiscal 2020 was $29.8 million, or 25.1 percent of adjusted1 pre-tax income.

Nine-month Results

The Company reported net sales for the first nine months of fiscal 2021 of $5.67 billion and net income of $383.0 million, or $5.53 per diluted share. This compares with net sales of $5.07 billion and net income of $224.5 million, or $3.26 per diluted share, in the first nine months of 2020. The improvement in net income for the first nine months of fiscal 2021 compared to the first nine months of fiscal 2020 was the result of the impact of higher sales volume and the carryback of the U.S. net operating loss to previous tax years, offset in part by higher incentive compensation costs.

Results for the first nine months of fiscal 2021 included the $69.9 million tax benefit associated with the carryback of the U.S. net operating loss to prior years, offset in part by after-tax charges of $11.7 million associated with restructuring actions in the Access Equipment segment and $0.8 million associated with business acquisition costs in the Defense segment. Results for the first nine months of fiscal 2020 included after-tax charges of $8.4 million associated with restructuring actions, an after-tax charge of $6.5 million associated with debt extinguishment costs incurred in connection with the refinancing of the Company’s senior notes and a valuation allowance on deferred tax assets in Europe of $11.4 million. Excluding these items, adjusted1 net income was $325.6 million, or $4.70 per diluted share, and $250.8 million, or $3.64 per diluted share for the first nine months of fiscal 2021 and 2020, respectively.

Fiscal 2021 Expectations

As a result of continued supply chain challenges partially offsetting the tax benefit associated with the carryback of the U.S. net operating loss to previous tax years, the Company now expects its fiscal 2021 diluted earnings per share to be in a range of $7.15 to $7.30 compared to its most recent diluted earnings per share estimated range of $6.10 to $6.60. Excluding the tax benefit associated with the carryback of the U.S. net operating loss to previous tax years, the Company updated its estimated fiscal 2021 adjusted earnings per share to a range of $6.35 to $6.50, which reflects a $0.35 reduction on the high end due to ongoing supply chain challenges.

These estimates reflect estimated operating income between $595 million and $615 million (adjusted operating income of between $610 million and $630 million). Management intends to provide additional guidance, including by segment, on the conference call later today.

Dividend Announcement

The Company’s Board of Directors today declared a quarterly cash dividend of $0.33 per share of Common Stock. The dividend will be payable on August 30, 2021, to shareholders of record as of August 16, 2021.

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Oshkosh Corporation Reports Results for Fiscal 2021 Third Quarter

July 29, 2021

Conference Call

The Company will host a conference call at 9:00 a.m. EDT this morning to discuss its fiscal 2021 third quarter results and its full-year fiscal 2021 outlook. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EDT this morning. The call will be simultaneously webcast. To access the webcast, go to oshkoshcorp.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include performance issues with suppliers or subcontractors, particularly as demand rebounds from the COVID-19 pandemic; the Company’s ability to increase prices or impose surcharges to raise margins or to offset higher input costs, including increased raw material, labor and freight costs; the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, which are particularly impacted by the strength of U.S. and European economies and construction seasons; the Company’s estimates of access equipment demand which, among other factors, is influenced by historical customer buying patterns and rental company fleet replacement strategies; the Company’s ability to attract production labor in a timely manner; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and the cost of purchased materials; the expected level and timing of U.S. Department of Defense (DoD) and international defense customer procurement of products and services and acceptance of and funding or payments for such products and services; the Company’s ability to predict the level and timing of orders for indefinite delivery/indefinite quantity contracts with the U.S. federal government; risks related to reductions in government expenditures in light of U.S. defense budget pressures and an uncertain DoD tactical wheeled vehicle strategy; the impact of any DoD solicitation for competition for future contracts to produce military vehicles; the impacts of budget constraints facing the USPS and continuously changing demands for postal services; the impact of litigation on future expected orders from the USPS; risks related to facilities expansion, consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; projected adoption rates of work at height machinery in emerging markets; the impact of severe weather, natural disasters or pandemics that may affect the Company, its suppliers or its customers; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; risks that a trade war and related tariffs could reduce the competitiveness of the Company’s products; the Company’s ability to comply

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Oshkosh Corporation Reports Results for Fiscal 2021 Third Quarter

July 29, 2021

with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to data security threats and breaches impacting the Company; the Company’s ability to successfully identify, complete and integrate acquisitions and to realize the anticipated benefits associated with the same; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this news release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this news release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

At Oshkosh (NYSE: OSK), we make innovative, mission-critical equipment to help everyday heroes advance communities around the world. Headquartered in Wisconsin, Oshkosh Corporation employs more than 14,000 team members worldwide, all united behind a common cause: to make a difference in people’s lives. Oshkosh products can be found in more than 150 countries under the brands of JLG®, Pierce®, Oshkosh® Defense, McNeilus®, IMT®, Jerr-Dan®, Frontline™, Oshkosh® Airport Products, London™ and Pratt Miller. For more information, visit oshkoshcorp.com.
________

®, ™ All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

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Oshkosh Corporation Reports Results for Fiscal 2021 Third Quarter

July 29, 2021

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except share and per share amounts; unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Net sales	$2,208.8	$1,580.8	$5,674.3	$5,072.6
Cost of sales	1,824.2	1,323.3	4,732.0	4,233.2
Gross income	384.6	257.5	942.3	839.4

Operating expenses:
Selling, general and administrative	177.6	137.6	495.0	468.4
Amortization of purchased intangibles	3.2	1.3	6.8	9.7
Total operating expenses	180.8	138.9	501.8	478.1
Operating income	203.8	118.6	440.5	361.3

Other income (expense):
Interest expense	(12.2)	(12.4)	(36.0)	(47.8)
Interest income	0.5	0.7	1.7	3.6
Miscellaneous, net	0.4	1.5	2.0	(4.7)
Income before income taxes and losses of unconsolidated affiliates	192.5	108.4	408.2	312.4
Provision for (benefit of) income taxes	(21.9)	28.0	24.5	87.0
Income before losses of unconsolidated affiliates	214.4	80.4	383.7	225.4
Equity in losses of unconsolidated affiliates	(0.5)	(0.2)	(0.7)	(0.9)
Net income	$213.9	$80.2	$383.0	$224.5

Earnings per share:
Basic	$3.11	$1.18	$5.59	$3.29
Diluted	3.07	1.17	5.53	3.26

Basic weighted-average shares outstanding	68,781,801	68,087,363	68,510,847	68,155,389
Dilutive equity-based compensation awards	829,844	492,575	724,429	642,231
Diluted weighted-average shares outstanding	69,611,645	68,579,938	69,235,276	68,797,620

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Oshkosh Corporation Reports Results for Fiscal 2021 Third Quarter

July 29, 2021

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions; unaudited)

	June 30, 2021	September 30, 2020
Assets
Current assets:
Cash and cash equivalents	$1,166.3	$582.9
Receivables, net	1,072.5	857.6
Unbilled receivables	501.7	483.6
Inventories, net	1,273.2	1,505.4
Income taxes receivable	227.3	45.4
Other current assets	51.1	60.9
Total current assets	4,292.1	3,535.8
Property, plant and equipment:
Property, plant and equipment	1,422.9	1,397.0
Accumulated depreciation	(859.5)	(831.1)
Property, plant and equipment, net	563.4	565.9
Goodwill	1,057.2	1,009.5
Purchased intangible assets, net	469.7	418.2
Other long-term assets	323.9	286.5
Total assets	$6,706.3	$5,815.9

Liabilities and Shareholders’ Equity
Current liabilities:
Revolving credit facilities and current maturities of long-term debt	$-	$5.2
Accounts payable	753.9	577.8
Customer advances	623.3	491.4
Payroll-related obligations	217.5	150.8
Income taxes payable	80.5	14.7
Other current liabilities	372.3	345.2
Total current liabilities	2,047.5	1,585.1
Long-term debt, less current maturities	818.6	817.9
Other long-term liabilities	611.5	562.2
Commitments and contingencies
Shareholders’ equity	3,228.7	2,850.7
Total liabilities and shareholders’ equity	$6,706.3	$5,815.9

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Oshkosh Corporation Reports Results for Fiscal 2021 Third Quarter

July 29, 2021

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions; unaudited)

	Nine Months Ended June 30,
	2021	2020
Operating activities:
Net income	$383.0	$224.5
Depreciation and amortization	77.6	73.4
Stock-based compensation expense	20.3	24.3
Deferred income taxes	22.8	17.5
Gain on sale of assets	(1.7)	(10.4)
Foreign currency transaction gains	(2.6)	(2.7)
Loss on extinguishment of debt	-	8.5
Other non-cash adjustments	2.9	1.0
Changes in operating assets and liabilities	314.5	(299.7)
Net cash provided by operating activities	816.8	36.4

Investing activities:
Additions to property, plant and equipment	(60.8)	(73.2)
Additions to equipment held for rental	(7.4)	(14.7)
Acquisition of business, net of cash acquired	(112.6)	-
Proceeds from sale of equipment held for rental	9.3	34.3
Other investing activities	(5.5)	(4.9)
Net cash used by investing activities	(177.0)	(58.5)

Financing activities:
Proceeds from the issuance of debt	-	303.9
Repayment of debt	(5.2)	(300.0)
Debt extinguishment and issuance costs	-	(9.6)
Repurchases of Common Stock	(22.6)	(50.7)
Dividends paid	(67.9)	(61.4)
Proceeds from exercise of stock options	42.1	24.2
Other financing activities	(3.7)	(1.5)
Net cash used by financing activities	(57.3)	(95.1)

Effect of exchange rate changes on cash	0.9	0.4
Increase (decrease) in cash and cash equivalents	583.4	(116.8)
Cash and cash equivalents at beginning of period	582.9	448.4
Cash and cash equivalents at end of period	$1,166.3	$331.6

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Oshkosh Corporation Reports Results for Fiscal 2021 Third Quarter

July 29, 2021

OSHKOSH CORPORATION

SEGMENT INFORMATION

(In millions; unaudited)

	Three Months Ended June 30,
	2021			2020
	External Customers	Inter- segment	Net Sales	External Customers	Inter- segment	Net Sales
Access Equipment
Aerial work platforms	$450.9	$-	$450.9	$221.0	$-	$221.0
Telehandlers	233.5	-	233.5	127.5	-	127.5
Other	238.7	1.2	239.9	131.4	8.1	139.5
Total Access Equipment	923.1	1.2	924.3	479.9	8.1	488.0

Defense(a)	709.9	0.5	710.4	558.1	3.1	561.2

Fire & Emergency(a)	298.4	4.1	302.5	297.6	2.0	299.6

Commercial
Refuse collection	137.4	-	137.4	99.2	-	99.2
Concrete placement	113.4	-	113.4	121.5	-	121.5
Other	26.6	0.7	27.3	24.4	2.6	27.0
Total Commercial	277.4	0.7	278.1	245.1	2.6	247.7
Corporate and intersegment eliminations(a)	-	(6.5)	(6.5)	0.1	(15.8)	(15.7)
	$2,208.8	$-	$2,208.8	$1,580.8	$-	$1,580.8

	Nine Months Ended June 30,
	2021			2020
	External Customers	Inter- segment	Net Sales	External Customers	Inter- segment	Net Sales
Access Equipment
Aerial work platforms	$1,087.1	$-	$1,087.1	$800.7	$-	$800.7
Telehandlers	531.6	-	531.6	546.5	-	546.5
Other	603.4	4.1	607.5	543.6	8.1	551.7
Total Access Equipment	2,222.1	4.1	2,226.2	1,890.8	8.1	1,898.9

Defense(a)	1,874.2	1.2	1,875.4	1,684.1	8.4	1,692.5

Fire & Emergency(a)	876.9	12.0	888.9	792.2	6.6	798.8

Commercial
Refuse collection	344.1	-	344.1	330.3	-	330.3
Concrete placement	278.4	-	278.4	286.9	-	286.9
Other	77.9	3.4	81.3	86.8	4.6	91.4
Total Commercial	700.4	3.4	703.8	704.0	4.6	708.6
Corporate and intersegment eliminations(a)	0.7	(20.7)	(20.0)	1.5	(27.7)	(26.2)
	$5,674.3	$-	$5,674.3	$5,072.6	$-	$5,072.6

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Oshkosh Corporation Reports Results for Fiscal 2021 Third Quarter

July 29, 2021

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Operating income (loss):
Access Equipment	$113.0	$33.5	$218.4	$173.3
Defense(a)	59.8	41.4	148.1	132.1
Fire & Emergency(a)	44.5	46.2	127.0	96.1
Commercial	29.6	23.8	60.3	49.7
Corporate and intersegment eliminations(a)	(43.1)	(26.3)	(113.3)	(89.9)
	$203.8	$118.6	$440.5	$361.3

	June 30,
	2021	2020
Period-end backlog:
Access Equipment	$1,747.7	$557.0
Defense(a)	3,397.8	3,317.4
Fire & Emergency(a)	1,219.1	1,123.5
Commercial	498.1	287.6
	$6,862.7	$5,285.5

(a)

On October 1, 2020, the Company transferred operational responsibility of the airport snow removal vehicle business from the Fire & Emergency segment to the Defense segment. As a result, the results of the airport snow removal vehicle business have been included with the Defense segment for financial reporting purposes. Historical information has been reclassified to include the airport snow removal vehicle business in the Defense segment for all periods presented.

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Oshkosh Corporation Reports Results for Fiscal 2021 Third Quarter

July 29, 2021

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a GAAP basis and on a basis excluding items that affect comparability of results. When the Company excludes certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Access Equipment segment operating income (GAAP)	$113.0	$33.5	$218.4	$173.3
Restructuring-related costs	1.3	7.6	11.5	7.6
Adjusted Access Equipment segment operating income (non-GAAP)	$114.3	$41.1	$229.9	$180.9

Defense segment operating income (GAAP)	$59.8	$41.4	$148.1	$132.1
Acquisition costs	-	-	1.0	-
Adjusted Defense segment operating income (non-GAAP)	$59.8	$41.4	$149.1	$132.1

Fire & Emergency segment operating income (GAAP)	$44.5	$46.2	$127.0	$96.1
Restructuring-related costs	-	1.1	-	1.1
Adjusted Fire & Emergency segment operating income (non-GAAP)	$44.5	$47.3	$127.0	$97.2

Commercial segment operating income (GAAP)	$29.6	$23.8	$60.3	$49.7
Restructuring-related costs	-	1.5	-	1.5
Adjusted Commercial segment operating income (non-GAAP)	$29.6	$25.3	$60.3	$51.2

Consolidated operating income (GAAP)	$203.8	$118.6	$440.5	$361.3
Restructuring-related costs	1.3	10.2	11.5	10.2
Acquisition costs	-	-	1.0	-
Adjusted consolidated operating income (non-GAAP)	$205.1	$128.8	$453.0	$371.5

Interest expense net of interest income (GAAP)	11.7	11.7	34.3	44.2
Loss on extinguishment of debt	-	-	-	(8.5)
Adjusted interest expense net of interest income (non-GAAP)	11.7	11.7	34.3	35.7

Pre-tax Income (GAAP)	$192.5	$108.4	$408.2	$312.4
Restructuring-related costs	1.3	10.2	11.5	10.2
Acquisition costs	-	-	1.0	-
Loss on extinguishment of debt	-	-	-	8.5
Adjusted pre-tax income (non-GAAP)	$193.8	$118.6	$420.7	$331.1

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Oshkosh Corporation Reports Results for Fiscal 2021 Third Quarter

July 29, 2021

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Provision for income taxes (GAAP)	$(21.9)	$28.0	$24.5	$87.0
Tax benefit related to restructuring-related costs	(0.1)	1.8	(0.2)	1.8
Tax benefit related to acquisition costs	-	-	0.2	-
Tax benefit related to loss on extinguishment of debt	-	-	-	2.0
Benefit from tax loss carryback to prior years	69.9	-	69.9	-
Valuation allowance on deferred tax assets	-	-	-	(11.4)
Adjusted provision for income taxes (non-GAAP)	$47.9	$29.8	$94.4	$79.4

Net income (GAAP)	$213.9	$80.2	$383.0	$224.5
Restructuring-related costs, net of tax	1.4	8.4	11.7	8.4
Acquisition costs, net of tax	-	-	0.8	-
Loss on extinguishment of debt, net of tax	-	-	-	6.5
Benefit from tax loss carryback to prior years	(69.9)	-	(69.9)	-
Valuation allowance on deferred tax assets	-	-	-	11.4
Adjusted net income (non-GAAP)	$145.4	$88.6	$325.6	$250.8

Earnings per share-diluted (GAAP)	$3.07	$1.17	$5.53	$3.26
Restructuring-related costs, net of tax	0.02	0.12	0.17	0.12
Acquisition costs, net of tax	-	-	0.01	-
Loss on extinguishment of debt, net of tax	-	-	-	0.10
Benefit from tax loss carryback to prior years	(1.00)	-	(1.01)	-
Valuation allowance on deferred tax assets	-	-	-	0.16
Adjusted earnings per share-diluted (non-GAAP)	$2.09	$1.29	$4.70	$3.64

	Fiscal 2021 Expectations
	Low	High
Operating income (GAAP)	$595.0	$615.0
Restructuring-related costs	14.0	14.0
Acquisition costs	1.0	1.0
Adjusted operating income (non-GAAP)	$610.0	$630.0

Earnings per share-diluted (GAAP)	$7.15	$7.30
Restructuring-related costs, net of tax	0.19	0.19
Acquisition costs, net of tax	0.01	0.01
Benefit from tax loss carryback to prior years	(1.00)	(1.00)
Adjusted earnings per share-diluted (non-GAAP)	$6.35	$6.50

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